Exhibit 2.1

Execution Version

SECOND AMENDMENT

TO THE

BUSINESS COMBINATION AGREEMENT

This Second Amendment (this “Second Amendment”) to the Business Combination Agreement dated as of August 4, 2026 amends the Business Combination Agreement, dated as of August 6, 2025 (as amended by the First Amendment to Business Combination Agreement, dated May 1, 2026, the “Original Agreement,” as amended pursuant to this Second Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”), by and among (i) SilverBox Corp IV, a Cayman Islands exempted company (together with its successors, “SPAC”), (ii) Parataxis Holdings Inc., a Delaware corporation (“Pubco”), (iii) PTX Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of Pubco, (iv) PTX Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco, (v) Parataxis Holdings LLC, a Delaware limited liability company (the “Company”), (vi) SilverBox Sponsor IV LLC, a Delaware limited liability company, solely in the capacity as SPAC Representative thereunder and (vii) Edward Chin, solely in the capacity as Seller Representative thereunder. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS:

WHEREAS, Section 11.10 of the Business Combination Agreement sets forth that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties; and

WHEREAS, the Parties desire to amend the Original Agreement to extend the Outside Date.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties, intending to be legally bound, do hereby acknowledge and agree as follows:

1.            Amendment to the Original Agreement.

(a)            Section 9.1(b) of the Original Agreement is hereby deleted in its entirety and replaced by the following:

“(b)          by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by December 31, 2026 (the “Outside Date”); provided, that if SPAC seeks and receives an Extension, SPAC shall provide a written notice thereof to the Company, and SPAC and the Company shall each have the right, by providing written notice thereof, to extend the Outside Date by an additional period equal to the shorter of (A) the period ending on the last day by which SPAC must consummate its initial Business Combination pursuant to such Extension and (B) such period as mutually agreed upon by the Parties; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;”.

(b)            The following defined term is hereby added to Section 1.1 of the Original Agreement:

“Extension” shall mean an extension by SPAC of the deadline by which it must complete its initial business combination in accordance with the SPAC Memorandum and Articles and IPO Prospectus, or by amendment to the SPAC Memorandum and Articles.

2.            Miscellaneous. Except as expressly provided in this Second Amendment, all of the terms and provisions in the Original Agreement shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Second Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Second Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this Second Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this Second Amendment, the provision of this Second Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 11.1 through 11.11 and 11.13 through 11.17 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Second Amendment as if all references to the “Agreement” contained therein were instead references to this Second Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each party has caused this Second Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC:

SILVERBOX CORP IV

By:	/s/ Stephen Kadenacy
Name: Stephen Kadenacy
Title: Chief Executive Officer

SPAC Representative:

SILVERBOX SPONSOR IV LLC

By:	/s/ Stephen Kadenacy
Name: Stephen Kadenacy
Title: Co-Managing Member

IN WITNESS WHEREOF, each party has caused this Fist Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

Pubco:

PARATAXIS HOLDINGS INC.

By:	/s/ Edward Chin
Name: Edward Chin
Title: President

SPAC Merger Sub:

PTX MERGER SUB I INC.

By:	/s/ Edward Chin
Name: Edward Chin
Title: President

Company Merger Sub:

PTX MERGER SUB II LLC

By:	/s/ Edward Chin
Name: Edward Chin
Title: Managing Member

IN WITNESS WHEREOF, each party has caused this Second Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

The Company:

PARATAXIS HOLDINGS LLC

By:	/s/ Edward Chin
Name: Edward Chin
Title: Manager

Seller Representative:

By:	/s/ Edward Chin
Name: Edward Chin